                                                                    EXHIBIT 3.11

                 Wiredinn.com/ Cinema Internet Networks, Inc.
                         License and Service Agreement*

THIS AGREEMENT is entered into this 26th day of October, 2000, by and between Wiredinn.com, LLC., a United States limited liability corporation, having a principal office at 5300 Town & Country Blvd., Suite 310, Frisco, Texas 75034 USA ("Wiredinn"), and Cinema Internet Networks, Inc., a Canadian corporation, with offices at Suite 320, 1333 Johnston Street, Pier 32 Building, Vancouver, BC V6H 3R9 ("CWK").

W I T N E S S E T H:

WHEREAS, Wiredinn is engaged in the business of providing electronic guest services to hotels for the convenience of hotel guests; and

WHEREAS, CWK desires to install and implement the hardware and software required for high-speed Internet access "HSIA" for Wiredinn Customers thereby giving them the ability to provide guest services through Wiredinn's electronic interface; and

WHEREAS, Wiredinn and CWK believe it is in their mutual interest and desire to enter into an agreement whereby Wiredinn would use CWK's installation services to provide their Customer's guests access to hotel services on Customer's premises pursuant to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the terms defined in this Section have the following associated meanings:

A. "Customer" means any hotel or multiple-dwelling unit that is receiving services to Installed Rooms from either CWK (exclusive of Sprint Canada) or Wiredinn, as the case may be, during the term of this Agreement.

B. "Other Customer" (OC) means a Wiredinn portal customer generated by Sprint Canada or other Wiredinn consortium member in the Territory.

C. "Installed Room" means a hotel guest room or multiple-dwelling unit with fully operational high-speed Internet access utilizing the Portal through a television, laptop, or other computing device connectivity.

D. "Internet" means the worldwide network of computers that includes the World Wide Web.

E. "Portal" means any embodiment, including human and machine interfaces, of Wiredinn's electronic guest services.

F. "Territory" shall mean the countries of the United States of America and Canada. The parties agree that additional territories may be assigned to CWK subject to mutual agreement.

G. "Effective Date" means the date specified in the first paragraph of this Agreement.

H. "HSICE" means High-Speed Internet Customer Equipment and refers to the Hardware described in Schedule A installed at the Customer or Other Customer premises. Also referred to as "Equipment" in this agreement.

------------
* Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions of this Exhibit have been filed separately with the Securities and Exchange Commission.

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I. "Wiredinn Portal Service Agreement" (See Schedule C attached). The Customer agreement allowing Wiredinn to provide portal services to the Customers' guests using the HSICE.

J. "Premise" means the buildings where HSICE is installed to provide HSIA and the Wiredinn portal to Customer guests.

K. "Site Survey" is a detailed assessment of a hotel's cabling infrastructure, Main Distribution Frame(s), Intermediate Distribution Frame(s), PBX room, server room, and structural particulars. A site survey also includes two or three equipment solutions that could be used to install HSIA throughout the hotel.

2. LICENSES

A. Wiredinn hereby grants to CWK, for the Term of this Agreement, and any extension, the right of first refusal to provide installation services as set forth in Schedule "A" to Wiredinn's Customers within the Territory, as CWK agrees to provide. Additionally, CWK shall have license to deliver and provide the Portal and other products and services set forth in Schedule "A" to Customers within the Territory.

B. CWK hereby grants to Wiredinn, for the Term of this Agreement, and any extension, the right of first refusal to provide portal services as set forth in Schedule "A" to CWK's Customers within the Territory.

C. The grant of rights pursuant to the clauses above shall terminate on the date of termination of the Agreement and revert to the party granting such rights.

3. TERM

This Agreement shall extend for a period (the "Term") of five (5) years from the effective date hereof, and thereafter, shall be automatically renewed for one-year periods, unless, on or before 90 days prior to the anniversary date, either party gives written notice to the other party of its election not to renew this Agreement for an additional one-year period, in which event this Agreement shall terminate at the end of the period in which such notice was given; This Term is subject to the termination provisions set forth in Sections 13 and 22 and the post termination provisions set forth in Section 14.

4. EQUITY DISTRIBUTION

A. Wiredinn Equity Distribution

     1. Commencing effective upon the date of the conversion of Wiredinn from a Texas Limited Liability Corporation into a C Corporation under the laws of the State of Texas, as compensation for CWK causing Customers to enter into contracts with Wiredinn and for facilitation of the creation of Installed Rooms, Wiredinn shall assign equity, in the form of Class B non-voting common stock in Wiredinn.com ("Shares"), to CWK [*] as follows:

     A. For CWK Installed Rooms pursuant to contracts with Customers generated by CWK for each entire calendar quarter, * Shares per each Installed Room existing during such entire calendar quarter; and

     B. For CWK Installed Rooms pursuant to contracts with Customers generated by Sprint Canada for each entire calendar quarter, * Shares per each Installed Room existing during such entire calendar quarter; and

     C. For CWK Installed Rooms pursuant to contracts with Customers generated by Wiredinn * Shares shall be earned; and

     D. For CWK Installed Rooms pursuant to contracts with Customers generated by Wiredinn and CWK together, * shares per each Installed Room existing during such entire calendar quarter. Wiredinn will solely determine Installed Rooms that qualify as per this paragraph.

     E. It shall be the responsibility of CWK to advise Wiredinn from time to time in writing as to the information on a Customer-specific basis and as necessary in order to make the calculations called for in clauses (A) and (B) above.

     F. Shares earned hereunder shall be issued in whole share increments quarterly in arrears.

     G. Customers generated by CWK will be recognized as such at the time of receipt by Wiredinn of the CWK hotel engagement letter. Hotel engagement letters must be supplied to Wiredinn within 10 days of execution between CWK and hotel.

2. The cumulative number of Shares issued pursuant to clause 1 shall be *. Once all * Shares have been earned and issued, Wiredinn and CWK shall negotiate in good faith to endeavor to agree upon appropriate future incentives for CWK to continue to cause Customers to enter into contracts with Wiredinn and for the continuation of facilitation of the creation of Installed Rooms; provided, however, in the event that no such agreement is reached, the provisions of Section 4.a.1. shall be deemed to have been satisfied.
------------
* Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions of this Exhibit have been filed separately with the Securities and Exchange Commission.

     3. The Shares issued to CWK pursuant to clauses A and B above shall be adjusted accordingly in the event Wiredinn declares a splitting of Shares.

     4. The Shares have not been, and will not be, registered under the Securities Act of 1933 and are being issued by reason of a specific exemption from registration under the laws of the United States which depends upon, among other things, the bona fide nature of the investment intent of CWK and its express representation that it is an "Accredited Investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission of the United States. The Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption is available. Certificates representing the Shares shall bear a legend evidencing the aforementioned restrictions on transferability.

     5. CWK shall be entitled to convert the Shares into the identical class of stock to be issued in any initial public offering in the event that Wiredinn conducts an IPO; provided that the conversion shall be made simultaneously with the closing of such IPO and such Shares shall be accorded thereupon the same rights and privileges as accorded to shares of Class A voting stock of Wiredinn in connection with such IPO. In the event of the sale of all or substantially all of the other shares of common stock of Wiredinn in which there results a change in the direct or indirect control of Wiredinn to any party other than an affiliate (as that term is defined in the Securities Exchange Act of 1934) of Wiredinn, TIV, David Larsen or any trust created by any of such parties, then CWK shall be entitled to convert the Shares into the identical class of stock as is being sold in such transaction and to participate in such sale on a pro rata basis on terms substantially identical to those pertaining to the other shares.

     6. When issued, the Shares shall be free from all liens, charges, mortgages, pledges and other encumbrances whatsoever and will have all rights attaching thereto including any dividend or distribution thereafter declared, paid or made.

     7. Wiredinn hereby warrants that it is a limited liability corporation validly existing under the laws of The United States and that the execution, delivery and performance of this obligation shall not result in a violation or breach of any term of any outstanding agreement binding on Wiredinn or of any provision of any document prescribing its powers and/or authority.

     8. Wiredinn further warrants that the execution, delivery and performance of this obligation and consummation of the transactions contemplated herein shall not (i) violate any provisions of law,

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

     statute, rule or regulation to which Wiredinn is subject; (ii) violate any judgment, order, writ, injunction, or decree of any court applicable to Wiredinn; or (iii) have any adverse effect on Wiredinn's compliance with any law, statutes, rules or regulations, orders, decrees, licenses, permits, or authorizations.

5. OWNERSHIP of SOFTWARE and HARDWARE

A. CWK acknowledges that as between the parties hereto the software products set forth in Schedule "A" are the exclusive property of Wiredinn and that CWK has no rights in the foregoing except those expressly granted by this Agreement. CWK shall not knowingly remove, alter, cover, or obfuscate any copyright notice or other proprietary right notice placed in or on machine language or human readable form. Content, if any, provided by CWK is and will remain the exclusive property of CWK.

B. It is likely that the Customer will either purchase, lease, or rent the HSICE or similar equipment which will allow the Wiredinn portal to be accessed from the Customer Premise.

   1. Should the Customer lease the Equipment, the parties agree that CWK shall have the rights and responsibilities of ownership during the term of the lease, pay the lessor any residual value associated with the lease to take title to the Equipment and be solely responsible for the maintenance and replacement of the Equipment during the Term of the Customer's Wiredinn Portal Service Agreement.

   2. Should the Customer rent the Equipment, the parties agree that CWK shall have the rights and responsibilities of ownership during the term of the rental agreement and be solely responsible for the maintenance and replacement of the Equipment during the Term of the Customer's Wiredinn Portal Service Agreement.

6. WIREDINN'S OBLIGATIONS

A. Beginning upon the Effective Date of this Agreement, Wiredinn shall meet with and provide CWK with specifications set forth in Schedule "A" relating to the installation and operation of hardware, software, equipment, materials, designs, methods, layout, and the like that CWK will require in order to provide installation services for the Customers.

B. Wiredinn will provide a standard template Portal including Customer-specific information, as set forth in Schedule "A" that Customer's guests may access as of the date of the availability of Installed Rooms in a specific hotel; provided however that not later than 30 days prior to such time, CWK or Wiredinn's Customer shall have provided Wiredinn with initial Customer-specific information in conformity with Schedule "A".

C. Wiredinn shall also provide, at no cost to CWK, such technical and other qualified personnel for delivering the Portal to Customers.

D. Wiredinn represents and warrants that it has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict with such grant.

E. Wiredinn further represents and warrants that it has no knowledge that the Portal infringes any valid rights of any third party.

7.  CWK's OBLIGATIONS

A. CWK will provide installation services to all Customers in a manner consistent with the same standard currently practiced by CWK.

B. CWK will perform HSIA installations to the technical specifications agreed to by CWK and Wiredinn.

C. CWK will provide HSICE that meets Wiredinn portal performance specifications.

D. CWK shall install and maintain a network infrastructure to support delivery of the Portal on Customer's premises according to Wiredinn's specifications set forth in Schedule "A". Furthermore, the Parties agree that circumstances beyond CWK's control may affect some HSICE performance guidelines.

E. CWK shall be responsible for paying all taxes resulting from or associated with installation, maintenance and sales of HSIA equipment and service to the Customer.

8.  MUTUAL OBLIGATIONS

A. Notwithstanding the provisions of Section 2, Wiredinn grants CWK the right of first refusal, for installations of the LAN connectivity within the Territory that are secured by Wiredinn. This right shall be exercisable by CWK within 7 days of completion of a thorough CWK/Wiredinn Customer site survey performed as per Schedule A.2. of this agreement. Should CWK exercise its right, CWK shall make such installations according to the same terms and schedules contained in the Customer service agreements secured by Wiredinn and CWK.

B. CWK and Wiredinn will each bear their respective general business costs and expenses of the transaction contemplated hereby arising out of the obligation of this Agreement other than as set out in Schedule "A".

C. CWK may suggest content for inclusion on the Wiredinn Portal. Inclusion of suggested content is subject to Wiredinn's sole discretion.

9.  EQUIPMENT

Where applicable, at the request and expense of CWK, Wiredinn shall supply and cause to be supplied to CWK such necessary equipment and other materials as are available to Wiredinn. Prices of the equipment and other materials from and through Wiredinn shall be on terms established by or through Wiredinn as agreed upon by CWK.

10. TECHNICAL INFORMATION

Wiredinn represents that the technical information and assistance relating to the Portal conveyed under this Agreement shall be of the same standard currently practiced by Wiredinn.

11. CONFIDENTIALITY
Each party agrees to the Non-Disclosure Agreement attached as Schedule B.

12. PERMITS AND REGULATIONS AND INSURANCE

A. This Agreement is subject to the obtaining of all necessary permits required by the laws of the Territory. CWK shall take all steps necessary for obtaining from the appropriate governmental authority all approvals and permits necessary to carry out the terms of this Agreement, as it pertains to installing the

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    network infrastructure required to serve the Portal. To the extent necessary, to fulfill the Agreement, each party will comply with all laws in the Territory.

B. Each party shall cooperate with the other relative to supplying any information and material necessary for the approvals and consents of the appropriate governmental authorities.

C. CWK shall carry such insurance as common in the industry for performing installation of HSICE. Wiredinn shall be unconditionally indemnified from CWK's work and responsibilities with Customers under this agreement.

13. TERMINATION

The following termination rights are in addition to the termination rights that may be provided elsewhere in the Agreement:

A.  Immediate Right of Termination.  Either party shall have the right to
    ------------------------------
immediately terminate this Agreement by giving written notice to the other in the event that the other files a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if either party discontinues or dissolves its business or if a receiver is appointed for either party or for either party's business and such receiver is not discharged within 120 days.

B.  Right to Terminate upon Notice. Either party may terminate this Agreement on
    ------------------------------
thirty (30) days' written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the thirty (30)- day period(s) following breach, the breaching party fails to cure such breach.

14. POST TERMINATION RIGHTS

Upon the expiration or termination of this Agreement, all rights granted to both parties under this Agreement shall forthwith terminate and immediately revert to the granting party. CWK shall continue to supply network maintenance services where CWK is still under contract to provide Customers with network maintenance services. Wiredinn shall continue to provide portal services to Customers for the term of a Customer's Wiredinn portal service agreement.

15. INDEMNITY

A. CWK agrees to defend, indemnify and hold Wiredinn, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Wiredinn based on a breach by CWK of any representation or warranty made in this Agreement.

B. Wiredinn agrees to defend, indemnify, and hold CWK, and its officers, directors, agents, and employees, harmless against all costs, expenses and losses (including reasonable attorney fees and costs) incurred through claims of third parties against CWK based on a breach by Wiredinn of any representation or warranty made in this Agreement.

16. NOTICES

A. Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by an international overnight express service, facsimile, or electronic mail.

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

B. Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

C. Notice will be deemed to have been received within 10 days if sent certified or registered mail, return receipt requested, within 3 days if sent international overnight express service, within 48 hours if sent via facsimile or electronic mail.

D.  Notices shall be sent to:

Wiredinn.com Inc.              CinemaWorks
David Larsen (or CEO)          Bill Massey (or CEO)
5300 Town & Country Blvd.      1333 Johnston Street
Suite 310                      Suite 320
Frisco, TX 75034               Vancouver, B.C. V6H 3R9
Email: dlarsen@wiredinn.com    Email: bmassey@cinemaworks.com
       --------------------
Fax:  (972) 624-1028           Fax: 604-602-1290


17. CHOICE OF LAW

This Agreement shall be governed by and interpreted pursuant to the laws of the United States of America. Should Wiredinn and CWK not be able to resolve a conflict arising from this Agreement, they agree to submit to binding arbitration held in Dallas, Texas.

18. AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

19. WAIVER

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

20. SEVERABILITY

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

21. ASSIGNABILITY

The licenses granted hereunder are personal to either party and may not be assigned, except with the written consent of the other party (not to be unreasonably withheld or delayed), by any act of either party or by operation of law unless in connection with a transfer of substantially all the assets of either party.

22. FORCE MAJEURE

No party shall be responsible for delays in or failure of performance of this Agreement due to force majeure, including any act of God, common enemy, governmental action, natural disaster, strikes or other delays beyond the reasonable control of the affected party. Such a delay or failure shall not constitute default. If any of these causes continues to prevent or delay performance for more than ninety (90) days, either party may terminate this Agreement effective immediately upon written notice to the other party.

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

23. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing, signed by the parties hereto, and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.


Wiredinn.com, LLC                       Cinema Internet Networks, Inc.
-----------------                       ------------------------------

By:    /s/ William Massey               By:    /s/ David Larsen
    -------------------------------         --------------------------------

Title:     CEO                          Title:     CEO
       ----------------------------            -----------------------------

Date:      October 27, 2000             Date:      October 26, 2000
       ----------------------------            -----------------------------

                                       8
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                                  SCHEDULE A

                                      To

                               Wiredinn.com/CWK
                         License and Service Agreement
                               DATED ____________


1. Schedule of Wiredinn Installation Components

Standard Portal Template Description
The Wiredinn Portal is an Internet web site that includes local, regional and international news, business services, travel, sports, entertainment and buying opportunities.

In the case of a hotel Customer, the Portal will feature the hotel and the hotel's concierge information The Wiredinn Portal includes a default page for every guest who uses Customer's Internet access, whether in a hotel guestroom (for both TV and computing device access), meeting room, or the business center. As a guest connects, the Wiredinn Portal default page is the initial page the user sees.

Hotel-Specific Content
The Wiredinn Portal will provide specific hotel content, including:

A. A hotel-specific graphic (which may include a logo and/or photo) of 130 pixels wide by 160 pixels tall, which must be provided by the hotel.

B. Hotel Guest Services
   1. Guest Services Introduction (copy limited to 500 characters)
   2. Headline (100 characters maximum)
   3. Description (200 characters maximum)
   4. Service Phone Number/extension
   5. List Order (where item will be listed on page)

C. Hotel Business Services
   1. Business Services Introduction (copy limited to 500 characters)
   2. Headline (100 characters maximum)
   3. Description (200 characters maximum)
   4. Service Phone Number/extension

D. List Order (where item will be listed on page)
   1. Recreation Introduction (limited to 500 characters)
   2. Headline (100 characters maximum)
   3. Description (200 characters maximum)
   4. Service Phone Number/extension
   5. List Order (where item will be listed on page)

E. Hotel Dining & Entertainment
   1. Hotel Dining & Entertainment Introduction (limited to 500 characters)
   2. Headline (100 characters maximum)
   3. Description (200 characters maximum)
   4. Service Phone Number/extension

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   5. List Order (where item will be listed on page)

F. Hotel Meeting & Conference Facilities
   1. Introduction on hotel Meeting/Conference Facilities (limited to 500 characters)
   2. Overview of audio/visual equipment support (limited to 160 characters)
   3. Banquet Office Phone extension
   4. Banquet Office Fax
   5. Meeting Room Names (100 characters maximum)
   6. Meeting Room Descriptions (200 characters maximum)
   7. Meeting Room Size and Size Units (square meter or feet)
   8. Banquet capacity
   9. Theatre capacity

G. Hotel Room Information/Reservations
   1. Introduction on hotel rooms (limited to 500 characters)
   2. Reservation Hotline number
   3. Guest Room Types/Names (100 characters maximum)
   4. Room Description (200 characters maximum)
   5. List Order (where item will be listed on page)

H. Hotel Location and Contact Information
   1. Hotel Name
   2. Address (up to four lines of address information)
   3. Telephone Number
   4. Fax Number
   5. Web site URL
   6. Email Address
   7. History (limited to 1000 characters)

Also if applicable this page will contain the following hotel corporation information:
   1. Corporation Name
   2. Corporation Description (limited to 200 characters)
   3. Address (up to four lines of address information)
   4. Toll-Free Number
   5. Fax Number
   6. Email Address
   7. Web site URL

I. Hotel Concierge Information
   1. Guest Assistance
      The entries in this section will include information regarding directions, transportation, protocol, concierge services, etc. The total number of entries will be limited to 10. For each assistance entry, the following information will be provided:
      a)  Header (limited to 100 characters)
      b)  Copy (limited to 500 characters)
      c)  List Order (where item will be listed on page)
   2. Concierge Favorites (i.e. restaurants, plays, entertainment, etc.) The entries in this section will contain concierge recommendations of things to do. The total number of entries will be limited to 10. For each entry the following information will be provided:
      a)  Name of Attraction (limited to 100 characters)
      b)  Description (limited to 500 characters)
      c)  Address/Contact Information (limited to 100 characters)
      d)  List Order (where item will be listed on page)

      e) Directions (limited to 1000 characters) - this information will be available by clicking on a "directions" sublink. If there is no direction information, the link will not be displayed.

   3. Guest Frequently Asked Questions
      The entries in this section will contain answers to questions frequently asked by the hotel guests. The total number entries will be limited to 20. For each entry the following information will be provided:
      a)  Question (limited to 160 characters)
      b)  Answer (limited to 500 characters)
      c)  List Order (where item will be listed on page)

   4. Connect with Concierge
   The following information will be provided on this page:
      a)  Concierge profile (limited to 1000 characters)
      b)  Concierge location
      c)  Concierge phone number
      d)  Concierge hours

2. Hardware Guidelines and Installation Specifications

A. Site survey guidelines
      1. Design a proposed network topology and site map for review by Wiredinn (see example attached).
      2.  Produce a complete room-to-switch port list.\
      3. Perform or arrange to perform a thorough site survey as per this section (2) of this schedule.
      4. Wiredinn and CWK will mutually review site surveys no less than three weeks prior to planned or scheduled installations.
      5. Wiredinn may, at its own discretion, conduct site surveys. However, if Wiredinn chooses not to conduct a site survey, CWK will have the first right of refusal to perform a site survey for the customer under this agreement for the Territory.
      6. CWK will perform site surveys upon request of Wiredinn and complete those surveys within two (2) weeks of request unless agreed to otherwise by the Parties via fax or email.
      7.  CWK will bear the expense of its own site surveys.
      8. Site Surveys performed by CWK, at the request of Wiredinn, will be performed at a mutually agreed upon price.
      9. Whenever possible to save unnecessary airfare or travel expenses, CWK will use carefully chosen, reliable third parties to perform the site surveys upon whose work and accuracy it will rely to plan and perform installations under this agreement. When using these third parties, CWK will be wholly responsible for the work done by the third parties.
     10. CWK will complete installations within 30 calendar days from customer contract signing, unless otherwise agreed to by the parties.

B. Bandwidth requirements
      1.  CKW is responsible for ordering IP bandwidth for HSIA installations.
      2.  IP addresses (16 per 200 rooms), subnet mask, gateway.
      3. For ad tracking purposes, the each VBN server installed at a client hotel must be assigned a country-specific domain name. CKW will be responsible for ordering this domain name when the IP bandwidth is ordered.
      4. Minimum of 512Kbps per 200 rooms unless otherwise required by the customer.
      5. The parties' goal is to have average latency less than 350 msec. and maximum latency of less than 500 msec.
      6. Number of routes (hops) from hotel to portal (Austin data center) must be less than fourteen (14).

C. Visitor-Based Network (VBN) Server
      1. Must install the VBN server solution specified by Wiredinn. Currently, Wiredinn has designated SolutionInc as the preferred VBN server provider.
      2. Wiredinn will provide SolutionInc with a hotel-specific site configuration file that SolutionInc will load prior to shipping the server to the hotel site. CinemaWorks must connect the VBN server to the hotel's IP bandwidth in order for Wiredinn to complete the hotel configuration and set-up.
      3. CinemaWorks will assist Wiredinn with the VBN server installation by providing various network information, such as IP addresses, switch specifications, room to switch port list, etc.

D.  Local area network (LAN) installation
      1. The 10Base-T LAN must adhere to the standards of IEEE 802. Specifically, 802.1 - network management (security, performance, reliability), 802.2 - Data Link Control (DLC) layer, and 802.3 - Media Access Control (MAC) layer for bus networks / Ethernet standard.
      2. Category 5 cables are to be terminated to Category 5 standards using T568B pin designations.
      3. No Category 5 copper runs to exceed 300 feet / 100 meters unless compensating equipment is used to overcome this distance limitation.
      4. All termination points will be clearly labeled and the destination and source must be identified.
      5. Multi-Mode Fiber Optic cable will be installed and tested as required to support guest room Category 5 requirements in accordance with the 300 foot distance limitations of Category 5 cables. Single-mode fiber optic cable may be used if agreed to by the parties.
      6. Must install, terminate, and test all riser and distribution cables and jacks.
      7. Must remove all waste materials as a by-product of the LAN installation services.
      8.  The 10Base-T LAN may include minimum layer two, 100Mbps core switch.
      9. The 10Base-T LAN may include minimum 10 Mbps, non-blocking leaf switches.
     10. The 10Base-T LAN must include an uplink of 100Mbps from leaf switch to core switch required for every 48 switch ports installed.
     11. The 10Base-T LAN must include sufficient VLAN capability to facilitate port to port security (i.e. one VLAN per switch port).
     12. Network management system to enable Wiredinn to remotely manage and diagnose the LAN.
     13. CWK will install xDSL equipment (e.g., Elastic Networks) to specifications that adequately provide the Customer HSIA and portal access. If required by CWK or Wiredinn, details will be provided and attached after the Equipment Summit in December 2000.
     14. If required, DSL modems must be installed underneath the guest room desk/table subject to hotel's approval. Led by CWK's expertise, DSL headend equipment specifications will be determined jointly by the parties.
     15. Wiredinn desktop pods must be installed in every guest room where a high-speed Internet connection is present. If the Customer hotel agrees, pods will be secured with the screw and fastener provided with the pod. The location of the pods on the guest room desk/table is subject to the hotel's approval.

E. Miscellaneous
      1. Provide Wiredinn with an annual installation forecast detailing projected monthly installations.
      2. Provide Wiredinn with tracking tool to monitor the progress of installations and cut-overs.
      3. Must fully complete installation process in a duration that is mutually agreed upon by CinemaWorks and Wiredinn.
      4. Installation personnel must conduct themselves in a professional manner that is consistent with the expectations of luxury hotels. Installation personnel must be skilled and formally trained to install 10Base-T and/or xDSL networks.

                           [FLOOR PLAN APPEARS HERE]

                                  SCHEDULE B


                                      To


               WIREDINN.COM, INC./CINEMA INTERNET NETWORKS, INC.
                        LICENSING and SERVICE AGREEMENT



     Non-Disclosure Agreement
     ------------------------




                                  SCHEDULE  C


                                      To


               WIREDINN.COM, INC./CINEMA INTERNET NETWORKS, INC.
                       LICENSING  and SERVICE AGREEMENT



     Wiredinn Portal Service Agreement
     ---------------------------------

                                  SCHEDULE  D


                                      To


               WIREDINN.COM, INC./CINEMA INTERNET NETWORKS, INC.
                       LICENSING  and SERVICE AGREEMENT


     Additional Products and Services Provided by Wiredinn and CinemaWorks not
     -------------------------------------------------------------------------
     incorporated in this Licensing and Service Agreement.
     -----------------------------------------------------

1. CWK may supply or cause to be supplied to the Wiredinn portal various content such as pay-per-view movies and other broadband content. Such content shall be on terms established by or through CWK as agreed upon by Wiredinn.

2. CWK provides wireless broadband IP data services to businesses utilizing line-of-sight equipment, as well as 1- and 2- way satellite-delivered IP data to same.

3. CWK can provide broadband wireless IP data services from a Customer premise to assist Customers in paying for bandwidth to provide guests with HSIA as well as to provide the Wiredinn portal greater and greater bandwidth (e.g., wireless line-of-sight equipment provides 11Mbps).

4. To provide assistance in paying for Customer bandwidth, the Wiredinn portal service agreement should require the Customer to allow CWK to install specific wireless equipment on the roof of the Premise and then allow CWK or Wiredinn to connect business customers via wireless links. A portion of the payments from business customers may then be applied to the Customer's monthly bandwidth costs. CWK recommends $50.00 per month per customer.

                                  SCHEDULE  E


                                      To


               WIREDINN.COM, INC./CINEMA INTERNET NETWORKS, INC.
                       LICENSING  and SERVICE AGREEMENT


     CinemaWorks Hotel Engagement Letter
     -----------------------------------